NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 26, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 14, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between SunLink Health Systems Inc and Regional Health Properties Inc. became effective after market close on August 14, 2025. Each Five (5) shares of of SunLink Health Systems Inc Common Stock Stock will be converted into the right to receive (i) 1.1330 shares of Regional Health Properties Inc. Common Stock - AND - (ii) one (1) share of Regional Health Properties Inc Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares, subject to adjustment. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 15, 2025.